Exhibit 99.1

NEWS RELEASE for March 29, 2005 at 9:25 a.m. EST
Contact: Allen & Caron Inc
Joseph Allen (investors)	Brian Kennedy (media)
212-691-8087	212-691-8087
Joe@allencaron.com	brian@allencaron.com

DIGITAL ANGEL CORPORATION ANNOUNCES STOCK BUYBACK PROGRAM

SOUTH ST. PAUL, MN, March 29, 2005—Digital Angel Corporation (AMEX:DOC), an advanced technology company in the field of rapid and accurate identification, location tracking, and condition monitoring of high-value assets, announced today that its Board of Directors has authorized a stock repurchase program for up to 1.5 million shares of the Company’s outstanding common stock over the next ninety (90) days. Shares may be repurchased in open market purchases, private transactions or otherwise at such times and from time to time, and at such prices and in such amounts as the Company believes appropriate and in the best interest of its shareholders. The timing and volume of repurchases will vary depending on market conditions and other factors. Purchases may be commenced or suspended at any time without notice. The Company currently has 44 million shares outstanding.

Chief Executive Officer Kevin McGrath stated, “The Board of Directors and I believe a prudent use of our cash would be to buy back shares of Digital Angel stock. Our shares represent an attractive investment for Digital Angel, especially at the present market value.

“Our operational improvements over the past year have strengthened our balance sheet and cash position,” McGrath added. “These accomplishments provide us the ability to make strategic moves such as this stock buyback program to benefit all Digital Angel shareholders. The company is in a healthy and secure position, both in terms of our business plan and our prospects for growth. Building on the strength of 2004, which included a fourth quarter revenue increase of 82 percent over the same quarter in 2003, we have recently raised our 2005 revenue guidance by $5 million to between $60 million to $65 million. We look forward to another great year in 2005.”

About Digital Angel Corporation

Digital Angel Corporation develops and deploys sensor and communications technologies that enable rapid and accurate identification, location tracking, and condition monitoring of high-value assets. Applications for the Company’s products include identification and monitoring of pets, humans, fish and livestock through its patented implantable microchips; location tracking and message monitoring of vehicles and aircraft in remote locations through systems that integrate GPS and geosynchronous satellite communications; and monitoring of asset conditions such as temperature and movement, through advanced miniature sensors.

Digital Angel Corporation is majority-owned by Applied Digital Inc. (Nasdaq:ADSX). For more information about Digital Angel, please visit www.DigitalAngelCorp.com.

MORE-MORE-MORE

The statements in this press release that are not strictly historical, are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections.  The forward-looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to, that the Company’s majority stockholder, Applied Digital Solutions, Inc. owns 55.2% of the Company’s common stock; that new accounting pronouncements may impact the Company’s future results of operation; that the Company may continue to incur losses, that infringements by third parties on the Company’s intellectual property or development of substantially equivalent proprietary technology by the Company’s competitors could negatively affect the Company’s business; that domestic and foreign government regulation and other factors could impair the Company’s ability to develop and sell the Company’s products in certain markets; that the Company relies on sales to government contractors of its animal identification products, and any decline in the demand by these customers for the Company’s products could negatively affect the Company’s business; that the Company depends on a single production arrangement for its patented syringe-injectable microchips; that the Company depends on principal customers; that the Company competes with other companies and the products sold by the Company’s competitors could become more popular than the Company’s products or render the Company’s products as obsolete; that the Company’s earnings will decline if the Company must write-off goodwill and other intangible assets; that the exercise of options and warrants outstanding and available for issuance may adversely affect the market price of the Company’s common stock ;that currency exchange rate fluctuations could have an adverse effect on the Company’s sales and financial results; and that the Company depends on a small team of senior management and the Company may have difficulty attracting and retaining additional personnel. A detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K for the fiscal year ended December 31, 2004.  Investors and stockholders are urged to read this document carefully.  The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release will be met, and investors should understand the risks of investing solely due to such projections.  The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

# # # #